Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.	Public Relations
437 Madison Avenue	Harry Zlokower/Dave Closs
New York, New York 10022	1-212-447-9292
1-917-541-8162
Andrew M. Murstein, President
Larry D. Hall, CFO
1-212-328-2100
1-877-MEDALLION

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS

2014 FIRST QUARTER RESULTS

•	First quarter earnings highest in nearly 10 years reach $6,766,000

•	Net investment income after taxes increased 40% compared to the 2013 first quarter

•	Managed assets reached an all-time high at $1.363 billion

•	Net interest margin was 6.92% on a combined basis, up from 6.36% last year

•	Delinquent loans on a managed basis were 0.5%

•	No medallion loan was over 60 days delinquent

•	Quarterly dividend increased to $0.24 per share, the highest in 13 years

NEW YORK, NY – May 5, 2014 - Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that earnings, or net increase in net assets resulting from operations, were $6,766,000 or $0.27 per diluted common share in the 2014 first quarter, up $294,000 or 5% from $6,472,000 or $0.30 per share in the 2013 first quarter. Net investment income after income taxes was $3,450,000 or $0.14 per share in the 2014 quarter, up $987,000 or 40% from $2,463,000 or $0.11 per share in the 2013 quarter.

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Medallion Financial Announces 2014 First Quarter Results p. 2

Medallion Bank, the Company’s unconsolidated wholly-owned portfolio company, had net income of $5,972,000 in the 2014 first quarter, compared to $4,650,000 in the 2013 first quarter, an increase of $1,322,000 or 28%. As the Company continues to use Medallion Bank as a primary funding source, it refers more loans to Medallion Bank for origination to take advantage of current short term borrowing rates which are at historically low levels, and which are the Company’s least expensive source of funds.

Andrew Murstein, President of Medallion Financial stated, “We are extremely pleased with the 2014 first quarter results, which were among the highest in the Company’s history. Additionally, we are also pleased that we were able to increase our dividend to $0.24 per share, the highest it’s been in 13 years, and up from $0.22 a year ago. Over the last 5 years we have given our shareholders an annual return including dividends of approximately 18% per year, including 29% in 2013. We are proud to have performed so well, and we feel confident in our future.”

“We are also excited about the prospects of financing many of the future winning bids on the 1,600 New York City taxi medallions which will be auctioned off over the coming years. This should help drive the continued growth of our business. The taxi industry remains extremely solid in many of our markets, especially our largest market, New York, where values are as strong as they have ever been. Our average loan to value ratios in all of our markets are under 40%.”

Medallion Financial’s net interest margin was 5.99% in the 2014 first quarter, compared to 5.51% in the comparable 2013 period. This primarily reflected higher interest recoveries and lower levels of borrowings as the Company used the proceeds of its recent equity offering to pay down debt. On a combined basis with Medallion Bank, the net interest margin was 6.92% in the quarter, compared to 6.36% a year ago, reflecting the continued low cost of funds at the Bank, and the Bank’s higher-yielding loan portfolio. Both measures demonstrate the strong portfolio earning power of Medallion, as net interest margins increased and remained at high levels compared to most other financial institutions.

Larry D. Hall, Chief Financial Officer of Medallion Financial stated, “All the important indicators of our business continue to demonstrate the quality of Medallion’s operations, including continued growth and profitability, very solid credit performance by the portfolios, strong capital levels, abundant liquidity, and an experienced management team. On a combined basis with Medallion Bank, loans 90 days or more past due remain at exceptionally low levels, only 0.5%, compared to 0.5% at year end, and 0.2% a year ago. Medallion’s capital and liquidity levels remained especially strong due in part to strong earnings and the recent equity raises. Medallion’s debt to equity ratio was only 1.15 to 1, providing ample room for increasing our leverage and growing our businesses down the road.”

Mr. Hall continued, “We continue to look for opportunities to replace higher cost borrowings with lower cost fixed and floating rate debt, further enhancing our profitability and lowering our cost of borrowed funds. We see additional opportunities to continue this as rates remain near historic lows.”

Medallion Financial’s on-balance sheet taxicab medallion loan portfolio was $311,000,000 at quarter end, up $22,000,000 or 8% from $289,000,000 a year ago, primarily reflecting portfolio growth in the New York, Newark, and Boston markets, and lower sales to third parties. Total managed medallion loans increased $20,000,000 or 3% to $705,000,000 at quarter end, up from $685,000,000 a year ago.

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Medallion Financial Announces 2014 First Quarter Results p. 3

Medallion Financial’s on-balance sheet commercial loan portfolio was $59,000,000 at quarter end, down $3,000,000 or 5% from $62,000,000 a year ago. The managed commercial loan portfolio was $99,000,000 at quarter end, down $17,000,000 or 15% from $116,000,000 last year, reflecting the Company’s focus on growing its more profitable consumer business.

Medallion Bank’s consumer loan portfolio increased $100,000,000 or 37% to $369,000,000 at quarter end from $269,000,000 a year ago, reflecting strong growth in all portfolio categories, especially home improvement and RV lending. Overall, total managed assets for the Company increased $151,000,000 or 12% to $1,363,000,000 at quarter end, up from $1,212,000,000 a year ago.

Medallion Financial also announced a dividend of $0.24 per share for the 2014 first quarter, up from $0.22 per share in the 2013 first quarter. This brings the total dividends declared over the last four quarters to $0.92, up 7% from $0.86 in the prior four quarters, and equates to a yield of approximately 7% based on the closing price of the Company’s stock on May 2, 2014. The current dividend will be paid on May 23, 2014, to shareholders of record on May 16, 2014. Since the Company’s initial public offering in 1996, the Company has paid or declared in excess of $211,800,000 or $12.58 per share in dividends.

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Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent approximately $5 billion to the taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2013 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2014	2013
Total investment income	$9,035	$8,245
Total interest expense	1,975	2,065

Net interest income	7,060	6,180

Total noninterest income	191	296

Salaries and benefits	2,560	2,551
Professional fees	258	500
Occupancy expense	192	201
Other operating expenses	791	761

Total operating expenses	3,801	4,013

Net investment income before income taxes	3,450	2,463
Income tax (provision) benefit	—	—

Net investment income after income taxes	3,450	2,463

Net realized gains (losses) on investments	(172)	77

Net change in unrealized appreciation on investments	1,062	2,965
Net change in unrealized appreciation on Medallion Bank and other controlled subsidiaries	2,426	967

Net unrealized appreciation on investments	3,488	3,932

Net realized/unrealized gains on investments	3,316	4,009

Net increase in net assets resulting from operations	$6,766	$6,472

Net investment income after income taxes per common share
Basic	$0.14	$0.11
Diluted	0.14	0.11

Net increase in net assets resulting from operations per common share
Basic	$0.27	$0.30
Diluted	0.27	0.30

Dividends declared per share	$0.24	$0.22

Weighted average common shares outstanding
Basic	24,792,488	21,423,311
Diluted	25,092,826	21,748,381

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	March 31, 2014	December 31, 2013
Assets
Medallion loans, at fair value	$311,342	$297,861
Commercial loans, at fair value	58,915	60,168
Investment in Medallion Bank and other controlled subsidiaries, at fair value	110,266	108,623
Equity investments, at fair value	6,801	6,505
Investment securities, at fair value	—	—

Net investments	487,324	473,157

Cash and cash equivalents	33,565	52,172
Accrued interest receivable	850	907
Fixed assets, net	400	446
Foreclosed properties	50,403	50,403
Goodwill, net	5,069	5,069
Other assets, net	17,412	12,899

Total assets	$595,023	$595,053

Liabilities
Accounts payable and accrued expenses	$3,241	$5,476
Accrued interest payable	751	1,124
Funds borrowed	315,976	314,958

Total liabilities	319,968	321,558

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	275,055	273,495

Total liabilities and shareholders’ equity	$595,023	$595,053

Number of common shares outstanding	25,107,701	24,969,622
Net asset value per share	$10.95	$10.95

Total managed loans	$1,173,528	$1,131,923
Total managed assets	1,362,531	1,330,429